Exhibit 10.27

RESTRICTED UNIT AWARD AGREEMENT

(Executive Officers –Employment Agreements)

This Restricted Unit Award Agreement (“Agreement”) is entered into as of [DATE] between ORASURE TECHNOLOGIES, INC., a Delaware corporation (“OraSure” or the “Company”), and [NAME] (“Participant”).

The OraSure Technologies, Inc. Stock Award Plan (the “Plan”) is administered by the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of OraSure. This Agreement evidences the Committee’s grant of an Award of Restricted Units to Participant under the Plan. Capitalized terms not otherwise defined in this Agreement have the meanings given in the Plan.

OraSure and Participant agree as follows:

1.     Grant of Restricted Units. Subject to the terms and conditions of this Agreement and the Plan, OraSure hereby issues to Participant a total of [TOTAL # OF UNITS GRANTED] Restricted Units, as follows: (a) [# OF UNITS] of such Restricted Units (subject to adjustment by the Applicable Percentage (as defined below)) shall Vest based on Participant’s continued employment by OraSure or its Subsidiaries until the Vesting Date (as defined below) and the achievement of the Annual EPS Target (as defined below) (the “EPS-Based Units) and (b) [# OF UNITS] of such Restricted Units (subject to adjustment by the Applicable Percentage) shall Vest based on Participant’s continued employment by OraSure or its Subsidiaries until the Vesting Date and the achievement of the Revenue Growth Target (as defined below) (the “Revenue-Based Units”). As further described in Section 2.2 below, Participant will be issued from zero to 150% (the “Applicable Percentage”) of the total number of Restricted Units, based on the actual level of achievement of the applicable Performance Targets (as defined below).

2.     Terms of Restricted Units. The Restricted Units shall be subject to all the provisions of the Plan and to the following terms and conditions:

2.1	Transfer Restrictions. Except as expressly provided in Sections 2.2 through 2.4, none of the Restricted Units, or any rights under this Agreement, may be sold, assigned, transferred, pledged, encumbered or otherwise disposed of, voluntarily or involuntarily, by Participant. The foregoing restrictions are in addition to any other restrictions on transfer of the Restricted Units arising under federal or state securities laws or other agreements with OraSure. Any purported sale, assignment, transfer, pledge, encumbrance, or other disposition of Restricted Units in violation of this Agreement shall be null and void and may and will be enjoined.

2.2	Vesting of Restricted Units. Subject to Participant’s continued employment by OraSure or its Subsidiaries (except as otherwise provided herein), the Restricted Units shall become Vested on the Vesting Date and be settled in accordance with Section 2.5 as follows: (a) the Applicable Percentage of the EPS-Based Units shall become Vested on such date based on the actual achievement level of the Annual EPS Target in accordance with the table below, and (b) the Applicable Percentage of the Revenue-Based Units shall become Vested on such date based on the actual achievement level of the Revenue Growth Target in accordance with the table below.

Achievement Level of Applicable Performance Target	Percentage of Restricted Units to become Vested
80%	50%
90%	75%
100%	100%
110%	125%
120%	150%

The actual number of Restricted Units that become Vested if the applicable Performance Target is achieved at levels falling between the levels set forth in the preceding table shall be determined using linear interpolation. No portion of the applicable Restricted Units shall become Vested if less than 80% of the applicable Performance Target is achieved, and in such event the affected Restricted Units shall be forfeited to OraSure with no payment or issuance of shares to Participant.

2.3	Change of Control. Subject to Participant’s continuing employment by OraSure or its Subsidiaries, 100% of the unvested Restricted Units that have not been previously forfeited shall become Vested immediately prior to the consummation of a Change of Control (as defined below) and be settled in accordance with Section 2.5; provided that the Performance Targets with respect to any unvested Restricted Units for which the applicable performance period has not expired as of the date of such Change of Control shall be deemed to have been achieved at the 100% level.

2.4	Termination of Employment.

(a)	Death or Disability - If Participant’s employment by OraSure and its Subsidiaries is terminated by the Company due to Participant’s death or Disability (as defined below), 100% of the unvested Restricted Units that have not been previously forfeited shall become Vested upon the date of such termination of employment and be settled in accordance with Section 2.5, with the Performance Targets for any unvested Restricted Units for which the applicable performance period has not expired as of the date of such termination of employment being deemed to have been achieved at the 100% level.

(b)	Without Cause or For Good Reason - If Participant’s employment with OraSure and its Subsidiaries is terminated by the Company without Cause (as defined below) or by Participant for Good Reason (as defined below), then (i) 100% of the unvested Restricted Units that have not been previously forfeited shall become Vested upon the date of such termination of employment and be settled in accordance with Section 2.5, if such termination occurs during a Change of Control Period (as defined below), and (ii) 50% of the unvested Restricted Units that have not been previously forfeited shall become Vested and be settled in accordance with Section 2.5 if such termination does not occur during a Change of Control Period; provided that in either case, the Performance Targets with respect to any unvested Restricted Units for which Vesting will be accelerated under this paragraph and for which the applicable performance period has not yet expired as of the date of such termination shall be deemed to have been reached at the 100% level.

(c)	Retirement – If Participant’s employment with OraSure and its Subsidiaries is terminated due to Participants’ Retirement (as defined below), the Restricted Units shall Vest on the Vesting Date and be settled in accordance with Section 2.5, on a pro-rata basis through the date of Retirement to the extent the applicable Performance Target is met by the end of the applicable performance period.

(d)	Other - If Participant’s employment by OraSure and its Subsidiaries is terminated for any reason other than as specified in Sections 2.4(a), (b) or (c), all of the Restricted Units that are not then Vested shall be forfeited to OraSure on the date of such termination with no payment or issuance of shares to Participant.

2.5	Settlement of Restricted Units. On or as soon as reasonably practicable following the date on which the Restricted Units have become Vested (but no later than 30 days thereafter), OraSure shall issue to Participant one share of OraSure common stock in settlement of each such Vested Restricted Unit (in accordance with the vesting schedule set forth in Section 2.2). The terms of this Agreement, including, but not limited to, the number of such Restricted Units which shall become Vested in accordance with this Agreement and the shares of common stock underlying the Restricted Units, shall be subject to adjustment pursuant to Section 14.2 of the Plan

3.     No Rights as Stockholder; Dividend Equivalents. Participant shall not be entitled to any of the rights of a stockholder with respect to the shares of OraSure common stock underlying the Restricted Units issued hereunder unless and until such shares of OraSure common stock are issued to Participant in settlement of the Restricted Units. Notwithstanding the foregoing, Participant shall be entitled to dividend equivalents in an amount equal to any stock dividends paid and additional shares issued as a result of stock splits occurring during the vesting period with respect to the shares of OraSure common stock underlying any Restricted Units issued hereunder that subsequently become Vested Restricted Units, which dividend equivalent or stock split amount shall be paid or issued to participant in cash or additional shares of common stock, at the discretion of the Committee, at the time such shares of common stock are issued to Participant in settlement of such Vested Restricted Units.

4.     Withholding Taxes. Participant shall pay to OraSure, or permit OraSure to withhold from other amounts payable to Participant, as compensation or otherwise, an amount sufficient to satisfy all federal, state, and local withholding tax requirements or tax liability with respect to the Vesting of the Restricted Units and the issuance of shares of OraSure common stock in settlement of such Vested Restricted Units. Alternatively, Participant may, by written notice to the Committee that complies with any applicable timing restrictions imposed pursuant to Rule 16b-3 under the Exchange Act, elect to satisfy all or a part of the withholding tax obligations incident to the Vesting of the Restricted Shares and the issuance of shares of OraSure common stock in settlement of such Vested Restricted Units by having OraSure withhold a portion of the shares of OraSure common stock that would otherwise be issuable to Participant. Such shares will be valued based on their Fair Market Value on the date the tax withholding is required to be made. Any stock withholding with respect to Participant will be subject to such limitations as the Committee may impose to comply with the requirements of the Exchange Act.

5.     Other Documents. Participant agrees to furnish OraSure any documents or representations OraSure may require related to the Restricted Units or this Agreement to assure compliance with applicable laws and regulations.

6.     Certain Defined Terms. When used in this Agreement, the following terms have the meanings specified below:

6.1	“Annual EPS Target” shall mean a target for consolidated fully-diluted earnings-per-share (“EPS”) on OraSure common stock for the year ending December 31, of [EPS

TARGET]; provided that in determining whether the Annual EPS Target has been met, OraSure’s fully-diluted consolidated earnings-per-share, as reported in its audited financial statements for the year ended December 31, , shall be adjusted, as determined by the Board, to (i) reflect foreign exchange rate(s) used in OraSure’s Operating Plan for ; (ii) exclude the financial impact of mergers, acquisitions, divestitures and new legal proceedings during ; (iii) exclude the financial impact resulting from changes in the Company’s strategic collaborations or restructuring charges resulting from changes in business strategy during ; and (iv) exclude the impact of any new share repurchases or equity financings by OraSure during .

6.2	“Cause” shall have the meaning set forth in the Employment Agreement.

6.3	“Change of Control” shall have the meaning set forth in the Employment Agreement.

6.4	“Change of Control Period” shall have the meaning set forth in the Employment Agreement.

6.5	“Disability” shall have the meaning set forth in the Employment Agreement.

6.6	“Employment Agreement” means the Employment Agreement dated as of [DATE OF EMPLOYMENT AGREEMENT], as amended, between the Company and Participant.

6.7	“Good Reason” shall have the meaning set forth in the Employment Agreement.

6.8	“Performance Target” shall mean the relevant Annual EPS Target or the Revenue Growth Target, as applicable.

6.9	“Retirement” shall mean the date when Participant terminates employment and retires from the Company and its Subsidiaries after having achieved at least ten (10) years of cumulative service with the Company and/or its Subsidiaries and reached the age of 57 years or older.

6.10	“Revenue Growth Target” shall mean a target compound annual growth rate for the Company’s consolidated net product revenue during the period beginning on January 1, and ending on December 31, , of [GROWTH RATE %]; provided that in determining whether the Revenue Growth Target has been met, OraSure’s consolidated net product revenues, as reported in OraSure’s audited financial statements from the years ended December 31, and shall be adjusted, as determined by the Board, to eliminate the impact of any mergers, acquisitions and divestitures during that period.

6.11	“Vesting Date” shall mean (the third anniversary of the date of this Agreement).

7.     No Employment Contract. Neither the Plan nor this Agreement constitutes a contract of employment of Participant by OraSure or its Subsidiaries.

8.     Conflicts. To the extent the terms of this Agreement are inconsistent or in conflict with the terms of the Employment Agreement, the terms of this Agreement shall control.

9.       Notices. Any notices under this Agreement shall be in writing and shall be effective when actually delivered personally or, if mailed, when deposited as certified mail, directed to OraSure at its principal offices, to Participant at the address maintained in OraSure’s records, or to such other address as either party may specify by notice to the other party.

10.     Choice of Law. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without regard to any contrary conflicts of laws rules.

11.     Successorship. Subject to the restrictions on transferability of the Restricted Shares set forth in this Agreement and the Plan, this Agreement shall be binding upon and benefit the parties, their successors and assigns.

ORASURE TECHNOLOGIES, INC.

By:
[NAME]
Title:

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